As filed with the Securities and Exchange Commission on November 14, 2007

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

Sony Kabushiki Kaisha

(Exact name of registrant as specified in its charter)

Sony Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(LR.S. Employer Identification No.)

_________________

c/o 7-1, Konan 1-chome

Minato-ku

Tokyo 108-0075

Japan

(Address of principal executive offices)

The Fourteenth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

The Fifteenth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

(Full title of the plans)

Sony Corporation of America

550 Madison Avenue, 33rd Floor

New York, New York 10022-3211

Attn.: Office of the General Counsel

212-833-4625

(Name, address and telephone number of agent for service)

Copy to:

Arthur H. Kohn, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Fourteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation	Common Stock (3)	20,700	¥5,514 ($49.7252)	¥114,139,800 ($1,029,312.72)	$31.60
Fifteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation	Common Stock (3)	1,584,400	$48.15	$76,288,860	$2,342.07
	Total	1,605,100	N/A	$77,318,172.72	$2,373.67

(1) Consists of shares of common stock (the “Common Stock”) of Sony Corporation (the “Registrant”) to be issued upon the exercise of stock acquisition rights granted pursuant to the Fourteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Sony Japan Plan”) and the Fifteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (collectively, the “Plans”). Such indeterminable number of additional shares of Common Stock as may be issuable pursuant to the operation of the recapitalization and adjustment provisions of the Plans are also registered hereby.

(2) The Proposed Maximum Offering Price per Share of Common Stock has been calculated pursuant to Rule 457(h) under the Securities Act based on the respective prices at which such options may be exercised. With respect to options issued under the Sony Japan Plan, exercise prices were expressed in Japanese yen and converted to U.S. dollars based on the New York foreign exchange rate of ¥1 = $.009018 as quoted on November 13, 2007 by Reuters and other sources and published in the Wall Street Journal on November 13, 2007.

(3) American Depositary Receipts issuable upon the deposit of the Common Stock registered hereby have been or will be registered under a separate registration statement on Form F-6. Each American Depositary Receipt will represent one share of Common Stock.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)         The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2007 (No. 001-06439) filed by the Registrant with the Commission on June 22, 2007, including the description of the Common Stock of the Registrant contained under the caption “Capital Stock” under “Additional Information” in such Annual Report; and

(b)        All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2007.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article 330 and Article 402, Paragraph 3 of the Company Law of Japan make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate executive officers, respectively.

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Section 10, among other things, provides in effect that:

(a)         If a director or a corporate executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company.

(b)         If a director or a corporate executive officer has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(c)         If a director or a corporate executive officer, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1        Allocation Agreement (including Terms and Conditions) for The Fourteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (English translation thereof)

4.2        Allocation Agreement (including Terms and Conditions) for The Fifteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation

4.3        Articles of Incorporation of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006 (No. 001-06439) and incorporated herein by reference)

4.4        Charter of the Board of Directors of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006 (No. 001-06439) and incorporated herein by reference)

5.1        Opinion of Nagashima Ohno & Tsunematsu, counsel to the Registrant, as to the legality of the Common Stock being registered

23.1      Consent of PricewaterhouseCoopers Aarata

23.2      Consent of PricewaterhouseCoopers AB

23.3      Consent of Nagashima Ohno & Tsunematsu, counsel to the Registrant (included in Exhibit 5.1)

24.1      Power of Attorney (included on signature pages)

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Item 9.	Undertakings

(b)        The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sony Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan on the 25th day of October, 2007.

SONY CORPORATION
By: /s/ Kunitaka Fujita
Kunitaka Fujita Senior Vice President, Corporate Executive, Human Resources

POWER OF ATTORNEY

We, the undersigned directors and officers of Sony Corporation (the “Company”), do hereby severally constitute and appoint Nobuyuki Oneda, Kunitaka Fujita and Mary Jo Green, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of the them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on the 25th day of October, 2007.

Name	Title
/s/ Sir Howard Stringer	Sony Corporation Chairman and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board
Sir Howard Stringer
/s/ Ryoji Chubachi	President of Sony Corporation and Electronics Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board
Ryoji Chubachi

/s/ Katsumi Ihara	Executive Deputy President, Officer in Charge of Consumer Products Group, Representative Corporate Executive Officer and Member of the Board
Katsumi Ihara

/s/ Nobuyuki Oneda	Executive Vice President and Chief Financial Officer (Principal Officer and Controller)
Nobuyuki Oneda

/s/ Akishige Okada	Member of the Board
Akishige Okada

/s/ Yotaro Kobayashi	Chairman of the Board
Yotaro Kobayashi

/s/ Hirobumi Kawano	Vice Chairman of the Board
Hirobumi Kawano

/s/ Sakie T. Fukushima	Member of the Board
Sakie T. Fukushima

/s/ Yoshihiko Miyauchi	Member of the Board
Yoshihiko Miyauchi

/s/ Yoshiaki Yamauchi	Member of the Board
Yoshiaki Yamauchi

Member of the Board
Sir Peter Bonfield

/s/ Fueo Sumita	Member of the Board
Fueo Sumita

/s/ Fujio Cho	Member of the Board
Fujio Cho
/s/ Ryuji Yasuda	Member of the Board
Ryuji Yasuda

/s/ Mary Jo Green	Authorized U.S. Representative
Mary Jo Green

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Sequentially Numbered Page Location
4.1	Allocation Agreement (including Terms and Conditions) for The Fourteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (English translation thereof)	Filed herewith
4.2	Allocation Agreement (including Terms and Conditions) for The Fifteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (English version)	Filed herewith
4.3	Articles of Incorporation of the Registrant, as amended (English translation thereof)	Filed as an exhibit to the Registrant’s Annual Report on Form 20 -F for the fiscal year ended March 31, 2006 (No. 001-06439) and incorporated herein by reference
4.4	Charter of the Board of Directors of the Registrant, as amended (English translation thereof)	Filed as an exhibit to the Registrant’s Annual Report on Form 20 -F for the fiscal year ended March 31, 2006 (No. 001-06439) and incorporated herein by reference	--
5.1	Opinion of Nagashima Ohno & Tsunematsu, counsel to the Registrant, as to the legality of the common stock being registered hereby	Filed herewith
23.1	Consent of PricewaterhouseCoopers Aarata	Filed herewith
23.2	Consent of PricewaterhouseCoopers AB	Filed herewith
23.3	Consent of Nagashima Ohno & Tsunematsu, counsel to the Registrant	Included in Exhibit 5.1	--
24.1	Power of Attorney	Included on Signature Pages	--